As filed with the Securities and Exchange Commission on February 24, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGBA GROUP HOLDING LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

AGBA Tower

68 Johnston Road

Wan Chai, Hong Kong SAR

(Address, including zip code, of registrant’s principal executive offices)

AGBA GROUP HOLDING LIMITED SHARE AWARD SCHEME

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong, SAR Telephone: +852 3923 1111	Ng Wing Fai Shu Pei Huang AGBA Tower 68 Johnston Road, Wan Chai Hong Kong SAR Telephone: +852 3601 8363

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

NOTE

AGBA Group Holding Limited (formerly known as AGBA Acquisition Ltd.), a British Virgin Islands company (the “Company” or “AGBA”), has prepared this registration statement in accordance with the requirements of Form S-8 (this “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to register 11,675,397 ordinary shares, $0.001 par value per share, of the Company (the “Ordinary Shares”) that are reserved for issuance or may become issuable in respect of awards under the AGBA Group Holding Limited Share Award Scheme (the “2022 Share Award Scheme”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the 2022 Share Award Scheme as required by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will provide a written statement to participants in the 2022 Share Award Scheme pursuant to Rule 428(b) promulgated under the Securities Act, advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), as well as a statement that such documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to AGBA Group Holding Limited at AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong SAR, Attention: Office of the General Counsel, Telephone: +852 3601 8000.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement:

●	the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 14, 2022;

●	the Company’s definitive proxy statement filed on October 28, 2022, pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (File No. 001-38909);

●	the Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2022, June 30, 2022, and September 30, 2022 filed with the Commission on May 16, 2022, August 15, 2022, and November 17, 2022, respectively; and

●	the Company’s Current Reports on Form 8-K filed with the Commission on May 3, 2022, May 6, 2022, May 11, 2022, May 19, 2022, June 24, 2022, August 12, 2022, August 30, 2022, October 6, 2022, October 21, 2022, November 10, 2022, November 10, 2022, November 18, 2022, December 6, 2022 (as amended by the Company’s Current Reports on Form 8-K/A filed with the Commission on December 19, 2022).

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into, and shall be deemed to be a part of, this Registration Statement from the date of the filing of such reports or other documents; provided, however, that, unless expressly incorporated by reference into this Registration Statement, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement under any circumstances.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such earlier document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Fifth Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles”) limit AGBA directors’ liability in accordance with British Virgin Islands (the “BVI”) law.

Subject to BVI law, the Memorandum and Articles provide that AGBA will, in certain situations, indemnify every director, secretary, or other officer (but not including the Company’s auditors) and the personal representatives of the same against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such indemnified person, including legal fees, other than by reason of such person’s own dishonesty or fraud, as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any proceedings concerning the company or its affairs in any court whether in the British Virgin Islands or elsewhere. In addition to the foregoing, any director seeking indemnification under the Memorandum and Articles shall also have acted honestly and in good faith with a view to what that director believed to be the best interests of the Company and in the case of criminal proceedings had no reasonable cause to believe that the director’s conduct was unlawful.

AGBA plans to maintain a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in the Memorandum and Articles and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibits	Description
3.1	Fifth Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to AGBA’s Current Report on Form 8-K filed with the SEC on November 18, 2022).

5.1*	Opinion of BTP Law LLC.

10.1	AGBA Group Holding Limited Share Award Scheme (incorporated by reference to Exhibit 10.2 to AGBA’s Current Report on Form 8-K filed with the SEC on November 18, 2022).

10.2*	Form of Award Agreement between the Company and Grantee.

10.3*	Form of Award Agreement between the Trustee and Grantee.

23.1*	Consent of Friedman LLP, independent registered public accounting firm for AGBA Acquisition Limited.

23.2*	Consent of Friedman LLP, independent registered public accounting firm for OnePlatform Holdings Limited and TAG Asia Capital Holdings Limited.

23.2*	Consent of BTP Law LLC (included as part of in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages to this Registration Statement).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, AGBA Group Holding Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, People's Republic of China, on February 24, 2023.

AGBA Group Holding Limited

By:	/s/ Ng Wing Fai
	Name:	Ng Wing Fai
	Title:	Chairman and Executive Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Ng Wing Fai and Shu Pei Huang, Desmond, acting alone or together with another attorney-in-fact, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, or any of their respective substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on February 24, 2023.

Signature	Title

/s/ Ng Wing Fai	Chairman, Executive Director and Chief Executive Officer
Ng Wing Fai	(Principal Executive Officer)

/s/ Shu Pei Huang, Desmond	Chief Financial Officer
Shu Pei Huang, Desmond	(Principal Financial Officer and Principal Accounting Officer)

/s/ Wong Suet Fai, Almond	Executive Director
Wong Suet Fai, Almond

/s/ Brian Chan	Director
Brian Chan

/s/ Thomas Ng	Director
Thomas Ng

/s/ Felix Yun Pun Wong	Director
Felix Yun Pun Wong

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of AGBA Group Holdings Limited, has signed this Registration Statement or amendment thereto in New York, on February 24, 2023.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.